Exhibit 4 (c) (xiii)

RULES OF THE

SMITH & NEPHEW

IRISH EMPLOYEE SHARE OPTION SCHEME

McCann FitzGerald

Solicitors

2 Harbourmaster Place

International Financial Services Centre

Dublin 1

RULES OF THE

SMITH & NEPHEW

IRISH EMPLOYEE SHARE OPTION SCHEME

1.	THE SCHEME

The name of the Scheme shall be “The Smith & Nephew Irish Employee Share Option Scheme”.

2.	DEFINITIONS

“the Act”	means the Taxes Consolidation Act, 1997;

“Auditors”	means the auditors of the Company for the time being or in the event of there being joint auditors such one of them as the Board may select;

“the Board”	means the Board of Directors for the time being of the Company or any Committee of the Board of Directors of the Company appointed to administer the Scheme;

“Bonus Date”	has the meaning as in Rule 7(B);

“the Company”	means Smith & Nephew plc;

“Control”	has the same meaning as in Section 840 of the United Kingdom Income and Corporation Taxes Act, 1988 (similar in general terms to Section 432 of the Act);

“Eligible Person”	means a person eligible to participate in the Scheme under Rule 3 below;

“€”	means EURO;

“Exercise price”	means the price per Share payable on the exercise of an Option;

“Option”	means the right to subscribe at the Exercise Price for Shares in accordance with this Scheme;

“Participant”	means a person who is granted an option under the Scheme. References to a Participant include, when the context so admits, his personal representatives;

“Participating Company”	means the Company and any other company which is designated by the Board as a participating company for the purposes of the Scheme and which is for the time being under the Control of the Company;

“Savings Scheme”	means a certified contractual savings scheme within the meaning of Schedule 12B to the Act;

“Scheme”	means the Smith & Nephew Irish Employee Share Option Scheme;

“Share”	means a fully paid Ordinary Share in the capital of the Company;

“Subsisting Option”	means any Option which has neither lapsed nor been exercised.

In these Rules:

(a)	the headings are for the sake of convenience only and should be ignored when construing the Rules;

(b)	all references to any statutory provisions refer to Statutes of the Oireachtas, unless otherwise stated, and includes those provisions as amended, extended or re-enacted from time to time and any regulations made under them;

(c)	words importing the masculine shall include the feminine and words importing the singular shall include the plural and vice versa.

3.	PARTICIPATION

The Scheme will be open for participation by every person who:

(i)	is an employee or full-time director of a Participating Company or at the discretion of the Board any part-time director of a Participating Company. For this purpose a full-time director shall mean a director who normally devotes substantially the whole of his time during normal working hours to his employment with a Participating Company and a part-time director shall mean a director of a Participating Company engaged upon his duties as such on average not less than sixteen hours per week;

(ii)	has been such an employee or director at all times during the preceding one year, or such other period as the Board may determine prior to any grant of Options, not exceeding a period of three years ending on the date of grant;

(iii)	is chargeable to tax in respect of his office or employment under Schedule E to the Act;

(iv)	is not ineligible under any of the conditions laid down in the Act.

4.	GRANT OF OPTIONS

(A)	The Board shall grant or procure the grant of Options subject to the terms and limitations set out below to all Eligible Persons who apply as required by the Board within such periods as the Board names being periods within three months after the approval of the Scheme by the Revenue Commissioners in writing or thirty-five days after the publication of the group’s half-yearly results in each year or such other periods as the Board may in its discretion designate.

(B)	Applications for Options under the Scheme shall be in such form as the Board may require and shall contain an undertaking by the applicant that he has entered or will within thirty-five days of the grant of the Option enter into a Savings Scheme approved by the Board under which the applicant will agree to make such specified contributions (not being less than €12 per month nor more than such amount per month as the Board may from time to time determine, not exceeding in the aggregate €320 monthly under the Scheme, any other savings-related share option scheme operated by the Company or any other Savings Scheme, or as may from time to time be permitted under the conditions for approval of the Scheme by the Revenue Commissioners) as shall secure, as nearly as may be, repayments of an amount equal to that for which Shares may be acquired by him under his Option and for this purpose the amount of repayments under the Savings Scheme shall be determined as provided in Rule 7 below.

(C)	The Board shall, in its discretion, determine the number of Shares in respect of which an Option is granted to each Participant in accordance with rules laid down by the Board provided that each Eligible Person shall be entitled to participate on similar terms subject only to variations according to remuneration, length of service or similar factors as specified in such rules. The exchange rate between UK £ Sterling and the local currency units to be applied to the Exercise price to calculate the number of Shares to be placed under Option shall be determined by the Board on the date of grant of the Option by reference to the mid closing exchange rate for UK £ Sterling published in the Financial Times (or such other newspaper as the Board may select from time to time).

(D)	No payment to the Company will be required from a Participant on the grant of an Option.

5.	LIMITATIONS ON THE ISSUE OF SHARES

The total number of Shares issued under the Scheme when aggregated with Shares issued under the Smith & Nephew Employee Share Option Scheme shall not exceed 110,000,000 or such greater number as the Ordinary Shareholders may from time to time approve provided that:

(i)	such number shall be adjusted pro rata upon any subsequent issue of Shares by way of capitalisation of profits or reserves (other than a capitalisation for the purpose of a scrip dividend offered as an alternative to the payment of a cash dividend) or upon any consolidation sub-division or reduction of the Share capital of the Company and shall be adjusted to such extent as the Auditors may consider to be fair and reasonable in the event of any issue of Share capital by way of rights;

(ii)	in the period of ten years beginning with the adoption of the Scheme by the Ordinary Shareholders the total amount of Shares issued or issuable under the Scheme shall not exceed 10 per cent. of the nominal amount of the issued Share capital of the Company at the time when such Shares are issued or issuable; and

(iii)	in any period of ten years commencing with the adoption of the Scheme by the Ordinary Shareholders the total amount of Shares issued or issuable under the Scheme when aggregated with the total amount of Share capital issued or issuable under options or rights granted under any other share option or share incentive scheme approved by the Ordinary Shareholders of the Company within the ten years preceding the relevant date shall not exceed 10 per cent of the nominal amount of issued Share capital of the Company at the time when such capital was issued or issuable.

6.	EXERCISE PRICE AND VARIATIONS IN SHARE CAPITAL

The Exercise price payable for a Share upon the exercise of an Option under the Scheme shall be such amount in UK £ Sterling as the Board may determine and state prior to the grant of an Option being not manifestly less than 80. per cent of the middle market quotation of any Ordinary Share of the Company as derived from The London Stock Exchange Daily Official List for the day prior to that on which the Board invites applications for the grant of Options pursuant to Rule 4 above (being a day not more than 30 days prior to the date of grant of the Option) or such earlier time or times as the Company and the Revenue Commissioners may agree in writing or par if greater and provided that:

(A)	if the Company issued Share capital by way of capitalisation of profits or reserves (other than a capitalisation for the purpose of a scrip dividend offered as an alternative to the payment of a cash dividend) then:

(i)	if such capital is Share capital ranking pari passu with the issued Shares (a) the maximum number of Shares that may be issued to any one Participant and the nominal amount of Share capital for which a holder of an Option is entitled to subscribe shall be increased proportionately to the increase in the nominal amount of the issued Share capital of the Company arising upon such capitalisation fractions being disregarded, and (b) the Exercise price for each 10p nominal of Share capital shall be reduced proportionately; and

(ii)	if such issue is of any other share capital such adjustments shall be made to the amount of Share capital to be so issued and to the Exercise price as the Auditors consider to be fair and reasonable;

(B)	if the Shares of the Company are sub-divided or consolidated after the date of the adoption of this Scheme by the Ordinary Shareholders the maximum number of Shares that may be issued to any one Participant and the number of Shares and the Exercise price in respect of which subscription rights may be exercised under the Option shall be varied proportionately;

(C)	if the Company makes an offer of Shares or other securities by way of rights to the holders of the Shares or reduces its Share capital or distributes to the holders of Share capital profits or reserves then such adjustments (if any) shall be made to the number of Shares for which the holder of an Option is entitled to subscribe and to the Exercise price as the Auditors may consider to be fair and reasonable.

7.	EXERCISE ROLLOVER AND LAPSE OF OPTIONS

(A)	It is a condition of the exercise of an Option under the Scheme that payment shall be made only with moneys not exceeding the amount of repayments made and any interest paid to the Participant under the Savings Scheme to which he contributes in relation to the Scheme. The treatment of such repayments on conversion from the local currency units into UK £ Sterling shall be regulated by Rule 7(K).

(B)	Subject to paragraph (C) to (H) below, an Option shall not be capable of being exercised before the bonus date, that is to say the date on which repayments under the relevant Participant’s Savings Scheme are due, and shall then be exercisable within six months of such date. For the purpose of these Rules:

(i)	repayments under the Savings Scheme may be taken as including or not including a bonus;

(ii)	the time when repayments are due shall be, where the repayments are taken as including the maximum bonus, the earliest date on which the maximum bonus is payable and, in any other case, the earliest date on which the bonus is payable under the Scheme; and

(iii)	the question what is to be taken as so included shall be determined by the Board at the time when the Option is granted.

(C)	If a Participant dies at a time when his Option is still subsisting and before the bonus date his personal representatives may exercise his rights under the Option, if at all, within twelve months after the date of his death (but not thereafter) and shall be entitled to do so notwithstanding that the bonus date has not occurred and if a Participant dies within six months after the bonus date his rights may be exercised if at all within twelve months after the bonus date but not thereafter.

(D)	If at a time when his Option is still subsisting a Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

•	injury

•	disability

•	redundancy within the meaning of the Redundancy Payments Act, 1967 to 1991

•	retirement on reaching pensionable age within the meaning of Section 2 of the Social Welfare (Consolidation) Act, 1993

•	retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment or early retirement with the approval of the Board where such retirement or early retirement does not occur prior to the third anniversary of the date of grant of the Option in question

•	or by reason that either the office or employment is in a company which the Company ceases to Control, or the office or employment relates to a business or part of a business which is transferred to a person who is neither an associated company (within the meaning of paragraph 1 of Schedule 12A to the Act or Section 416(1) of the United Kingdom Income and Corporation Taxes Act, 1988) of the Company nor a company of which the Company has Control then his rights shall be exercisable, notwithstanding that the bonus date has not occurred, and must be exercised, if at all, within six months of his so ceasing, but not thereafter.

(E)	A Participant who continues to hold the office or employment by virtue of which he is eligible to participate in the Scheme after the date on which he reaches pensionable age within the meaning of Section 2 of the Social Welfare (Consolidation) Act, 1993 shall be entitled to exercise his Option within six months of that date or within six months of the date of his actual retirement if later and provided such retirement does not occur prior to the third anniversary of grant of the Option (notwithstanding that the bonus date shall not have occurred), but not thereafter.

(F)	If at a time when his Option is still subsisting and before the bonus date a Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Scheme for any reason other than those mentioned in paragraph (D) or (E) of this Rule or death and such cessation occurs within three years of the grant of his Option, the rights granted thereunder shall not be exercised at all; and in relation to the case where he so ceases for any other reason more than three years after the grant of the Option, such rights shall not be exercised unless the date of cessation occurs on or after the bonus date.

(G)	A Participant’s Option shall lapse and cease to be exercisable:

(i)	upon the expiry of the periods for exercise under the preceding provisions of this Rule; and

(ii)	if the Participant omits seven or more times to make a payment due under his Savings Scheme requiring payment before the bonus date unless such non-payment or notice is in consequence of his ceasing to hold the office or employment by virtue of which he is eligible in paragraphs (C) (D) or (E).

(H)	(i) Subject to paragraph (I) below if any person obtains Control of the Company as a result of making:

(a)	a general offer to acquire the whole of the Share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the Shares in the Company which are of the same class as the Shares,

subsisting rights obtained under the Scheme to acquire Shares shall be exercisable and must be exercised, if at all, within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

(ii)	Subject to paragraph (I) below if under Section 425 of the United Kingdom Companies Act 1985 (similar in general terms to Section 201 of the Companies Act, 1963) the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, subsisting rights obtained under the Scheme to acquire Shares shall be exercisable and must be exercised, if at all, within six months of the court sanctioning the compromise or arrangement.

(iii)	Subject to paragraph (I) below if any person become bound or entitled to acquire Shares in the Company under Section 428 to 430 of the United Kingdom Companies Act 1985 (similar in general terms to Section 204 of the Companies Act, 1963) subsisting rights, obtained under the Scheme to acquire Shares shall be exercisable and must be exercised, if at all, at any time when that person remains so bound or entitled.

(iv)	If the Company passes a resolution for voluntary winding-up, rights obtained under the Scheme to acquire Shares shall be exercisable and must be exercised, if at all, within six months of the passing of the resolution.

(v)	For the purposes of this paragraph (H) a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

(I)	If as provided in paragraphs (H)(i) and (ii) above a company (in this paragraph referred to as “the acquiring company”) obtains Control of the Company or becomes bound or entitled to acquire Shares as mentioned in paragraph (H)(iii) above, any Participant holding Subsisting Options may at any time within the appropriate period as defined in paragraph 16(2) of Schedule 12A to the Act by agreement with the acquiring company (which the Company shall use all reasonable endeavours to procure) release his Options (in this paragraph referred to as “the old rights”) in consideration of the grant to him of options (in this paragraph referred to as “the new rights”) which:

(i)	are over shares in the acquiring company (or a company which in relation to the acquiring company falls within paragraph (b) or (c) of paragraph 11 of Schedule 12A to the Act) which satisfy the conditions specified in paragraph 11 to 15 of Schedule 12A to the Act (“the new shares”); and

(ii)	comprise a right to acquire such number of new shares as have on acquisition of the new rights an aggregate market value (as defined in Section 548 of the Taxes Consolidation Act, 1997) equal to the market value (as so defined) of the Ordinary Shares which are the subject of the old rights upon the disposal thereof; and

(iii)	are such that the aggregate price payable on complete exercise of the new rights equals the aggregate price which would have been payable on complete exercise of the old rights; and

(iv)	are otherwise identical in terms to the old rights.

Any new rights granted pursuant to this provision shall be regarded as having been granted at the time when the corresponding old rights were granted. With effect from the release of any Option pursuant to this Rule, in relation to the new rights (a) all the Rules of the Scheme (other than Rule 3 to 6 inclusive) shall be construed as if references to “Shares” were references to shares in the acquiring company or, as the case may be, the other company in respect of whose shares the new rights are granted and (b) Rules 7(H) and (I), 8 and 9(C) shall be construed as if references to “the Company” were references to the acquiring company.

(J)

An Option shall be exercisable during the periods mentioned above by the Participant delivering to the Secretary of the Company at its registered office or in such other manner as may be prescribed by the Board a written notice in the form so prescribed specifying the number of Shares in respect of which the Option is exercised (which shall not be less than fifty) together with a remittance for the Exercise price and evidence of the repayment made to the Participant under the Savings Scheme. The actual date of exercise will be determined by the Secretary of the Company as soon as practicable after the receipt of the notice, remittance and evidence of repayment but in any event not later than ten business days after receipt of all such items.

(K)	The exchange rate between UK £ Sterling and the local currency units to be applied to the Participant’s repayment under his Savings Scheme shall be determined by the Board on the date of exercise (as determined under Rule 7(J)) of the Option by reference to the mid closing exchange rate for the local currency units published in the Financial Times (or such other newspaper as the Board may select from time to time). In the event that on conversion into UK £ Sterling, the Exercise price for the Shares over which an Option is exercised exceeds the repayments due to the Participant under his related Savings Scheme (including any interest payable), unless otherwise permitted by the Revenue Commissioners or relevant Irish legislation, the Option shall be exercised only over the number of Shares which may be acquired with the converted amount of the repayments due. In the event that on conversion to UK £ Sterling, the Exercise price in respect of the number of Shares over which an Option is exercised is less than the repayments due to the Participant under his related Savings Scheme (including any interest payable), the Participant shall not be entitled to exercise his Option over a greater number of Shares than that specified in his Option Certificate (as adjusted from time to time pursuant to Rule 6).

(L)	For the purposes of this Rule 7 a Participant shall not be treated as ceasing to hold the office or employment by virtue of which he is eligible to participate by reason of his becoming employed by a company which is not a Participating Company but is nevertheless an associated company (as construed in accordance with paragraph 1 of Schedule 12A to the Act or Section 416(1) of the United Kingdom Income and Corporation Taxes Act, 1988) or a company Controlled by the Company. In such a case a Participant shall be regarded as so ceasing only on his ceasing to be employed by the Company or any associated company (as defined above) or any company Controlled by the Company.

8.	ALLOTMENT AND LISTING

(A)	Subject to receipt of the appropriate remittance, Shares to be issued pursuant to the exercise of an Option (“Scheme Shares”) will be allotted not later than eight weeks after and with effect from the date of exercise of the Option and will rank pari passu in all respects with the Shares in issue on the date of exercise and will rank for any dividend (i) paid by reference to a record date falling on or after the date of issue of such Scheme Shares and/or (ii) in respect of which Shares already in issue on the date of issue of such Scheme Shares are quoted on the London Stock Exchange as “cum” such dividend on that date.

(B)

The Company will apply to the Council of the London Stock Exchange for the admission to the Official List of all Shares allotted under the Scheme. An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the Board considers appropriate.

9.	NON-TRANSFERABILITY, ETC

(A)	No rights under an Option may be transferred by a Participant to any other person.

(B)	If a Participant ceases for any reason to be in the employment of a Participating Company he shall not be entitled by way of compensation for loss of office or employment or otherwise to any sum to compensate him for the loss of any right or benefit under the Scheme or any Option then held by him.

(C)	The Company shall maintain in being sufficient unissued Share capital to satisfy all rights to subscribe for Shares from time to time subsisting under options granted pursuant to the Scheme.

10.	REGULATIONS AND AMENDMENTS

(A)	The Scheme shall be administered by the Board which may make such rules for the conduct of the Scheme, not being inconsistent with the above provisions as it thinks fit. Any question concerning the eligibility of a person to participate or continue to participate in the Scheme or as to whether an event has occurred upon which a Participant’s Option has become exercisable shall be determined by the Board whose decision shall be final and binding upon both parties.

(B)	The Board shall be entitled by resolution to amend all or any of the provisions of the Scheme as the Board thinks fit provided that no amendment shall be made to the provisions of Rules 3, 4, 5, 6, 7 or 10(B) except with the approval of the Ordinary Shareholders of the Company in General Meeting or insofar as may be necessary to take account of regulations relating to the Savings Schemes from time to time in force or to obtain or to continue approval of the Scheme by the Revenue Commissioners under the Act or otherwise as the Board may consider necessary to ensure the proper operation of the Scheme provided that no amendment shall be made without the prior approval of the Revenue Commissioners in writing.

11.	TERMINATION

The Board may at any time resolve to terminate the Scheme but such termination shall not affect Subsisting Options.

12.	GOVERNING LAW

These Rules shall be governed by and construed in accordance with the law of Ireland. All Participants, the Company and any other Participating Company shall submit to the jurisdiction of the Irish courts in relation to anything arising under the Scheme.

Option Certificate

SMITH & Nephew plc

Smith & Nephew Irish Employee Share Option Scheme

This is to certify that                                                                                            is the holder of an Option to acquire up to a maximum of                                          ordinary shares of Smith & Nephew plc at a price of UK £ Sterling                      per ordinary share.

The Option was granted on                                  under the Rules of the Smith & Nephew Irish Employee Share Option Scheme.

The Option is exercisable in whole or in part as specified in the Rules of the Scheme. It is not transferable.

Total Option Price on exercise (in full) UK £ Sterling

Bonus Date (date on which Option normally becomes exercisable)

Total proceeds (including Bonus) from Savings Contract EURO €

Scheme Contribution EURO €             per month

Deductions from your pay in respect of your contribution will commence on

Company Name

Signed

Company Secretary

This Certificate is important and should be kept in a safe place

This certificate is issued as a matter of record only and is not a document of title. This Option is personal to the Participant named herein and his legal personal representative and may not be sold, transferred, charged or otherwise disposed of in any other manner.

SHARESAVE MATURITY INSTRUCTION FORM

SMITH & NEPHEW IRISH EMPLOYEE SHARE OPTION SCHEME

To : The Secretary,

_________________________

1.	I being the holder of an Option over Ordinary Shares hereby exercise the Option in respect of Ordinary Shares at the Option Price in UK £ Sterling of per Ordinary Share or such lesser number of Ordinary Shares as may be acquired by the amount of the payment at 2 below when converted from EURO into UK £ Sterling.

2.	I enclose either

(i) an authority to collect EURO €             from Anglo Irish Bank or

(ii) a cheque/ money order for EURO €             in favour of Smith & Nephew plc in payment in full for the Ordinary Shares together with evidence of the repayment by Bank of Ireland of contributions relating to the Option amounting to not less than such remittance.

3.	I wish the Ordinary Shares to be registered as fully paid in my name and agree to accept the Ordinary Shares subject to the Memorandum and Articles of Association of Smith & Nephew plc.

4.	I request you to issue a Share Certificate in respect of the Ordinary Shares.

Signed                                               Date

Full Name and Home Address in Block Capitals.

Notes

If an Option is exercised in respect of some only of the Ordinary Shares comprised in it, the Option in respect of the balance will lapse.

Personal Representatives wishing to exercise an Option should write to the Secretary, at the address below, who will inform them of the action which they should take.

Secretary’s address.